[Letterhead of Gordon, Hughes & Banks, LLP]

November 3, 2008

Securities & Exchange Commission
100 F Street,  N.E.
Washington, DC  20549

Re:                      Spicy Pickle Franchising, Inc.

Dear Commission:

We have read the statements of Spicy Pickle Franchising, Inc., included under Item 4.01 of Form 8-K, with respect to this firm’s resignation as the registered independent accounting firm of Spicy Pickle Franchising, Inc. that occurred on November 1, 2008.  We agree with the statements made in response to that Item insofar as they relate our firm.

Very Truly Yours,

/s/ Gordon, Hughes & Banks, LLP

Gordon, Hughes & Banks, LLP